FIELDPOINT PETROLEUM CORPORATION REPORTS POSITIVE THIRD QUARTER RESULTS

Net Income Growth Continues

AUSTIN, TX – (BUSINESS WIRE) – November 14, 2006 - FieldPoint Petroleum Corporation (AMEX:FPP) today announced the financial results for its Third Quarter ended September 30, 2006.

Ray D. Reaves, President and CEO of FieldPoint, stated, “We are pleased with our third quarter results and particularly pleased that we have continued to see an improvement in net income.  While revenues were only slightly higher than those in the same quarter last year, our net income for the period grew by more than 50%.”

Financial Highlights for the Three Months Ended September 30, 2006 Compared to the Three Months Ended September 30, 2005:

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Total Revenues remain stable at $1,051,097 from $1,025,821.

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Net Income increased 51% to $374,982 from $248,868.

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Earnings per share, fully diluted, increased to $0.04 from $0.03.

The growth in net income is attributed to a decrease in total cost and expenses, and increases in oil and natural gas prices.  Oil averaged approximately $68.28 per barrel with natural gas averaging $6.24 per MCF for the three months ended September 30, 2006, compared to $57.95 per barrel and $5.51 per MCF for the same period in the prior year.

Financial Highlights for the Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005:

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Total Revenues increased 14% to $3,200,086 from $2,807,550.

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Net Income rose 43% to $1,104,225 from $773,149.

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Earnings per share, fully diluted, increased to $0.13 from $0.09.

For the nine month period, the growth in revenue and net income are attributed to increases in oil and natural gas prices, with oil averaging $64.33 per barrel and natural gas at $6.89 per MCF for the nine months ended September 30, 2006, compared to $50.29 per barrel and $5.10 per MCF for the same period in the prior year.

Mr. Reaves concluded by adding, “These results contribute greatly to the growth we targeted for this year, and are doubly important in the light of our expectation of lower oil prices in the fourth quarter.  We are keenly aware of the importance of continuing to build shareholder value and therefore, for the remainder of the year and into 2007, we will increase our focus on adding properties.  With our year-to-date results and recently announced credit facility in place, we expect to succeed as we actively pursue growth through acquisition.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

 FieldPoint Petroleum Corporation
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                      (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUE:
Oil and natural gas sales	$ 1,007,129	$ 985,853	$ 3,069,182	$ 2,674,910
Well operational and pumping fees	29,968	29,968	89,904	89,904
Disposal fees	14,000	10,000	41,000	42,736
Total revenue	1,051,097	1,025,821	3,200,086	2,807,550

COSTS AND EXPENSES:
Production expense	298,295	313,755	963,775	849,191
Exploration expense	-	103,570	-	103,570
Depletion and depreciation	112,000	106,271	334,000	319,489
General and administrative	108,580	167,415	358,203	459,570
Total costs and expenses	518,875	691,011	1,655,978	1,731,820

OTHER INCOME (EXPENSE):
Interest income (expense), net	3,557	(18,709)	4,790	(64,360)
Realized gain on investments	-	1,396	-	28,962
Unrealized holding gain on investments	37,620	17,768	68,153	15,789
Gain on sale of property and equipment	-	-	17,320	85,000
Miscellaneous income (expense)	(216)	179	25,055	14,904
Total other income	40,961	634	115,318	80,295

INCOME BEFORE INCOME TAXES	573,183	335,444	1,659,426	1,156,025

INCOME TAX PROVISION CURRENT	(123,201)	(6,576)	(355,201)	(263,976)
INCOME TAX PROVISION DEFERRED	(75,000)	(80,000)	(200,000)	(118,900)

NET INCOME	$ 374,982	$ 248,868	$ 1,104,225	$ 773,149

NET INCOME PER SHARE:
BASIC	$ 0.04	$ 0.03	$ 0.13	$ 0.10
DILUTED	$ 0.04	$ 0.03	$ 0.13	$ 0.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,735,729	7,868,001	8,632,981	7,753,362
DILUTED	8,807,679	8,551,434	8,799,223	8,445,463